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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 ____________

                                   FORM 8-K

                                CURRENT REPORT
                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                             _____________________


     Date of Report (Date of earliest event reported) September 25, 2001


                                 TIDEWATER INC.
             (Exact name of registrant as specified in its charter)

        Delaware                   1-6311                    72-0487776
(State of incorporation)   (Commission File Number)         (IRS Employer
                                                         Identification No.)

     601 Poydras Street, Suite 1900                            70130
(Address of principal executive offices)                     (Zip Code)

                                 (504) 568-1010
              (Registrant's telephone number, including area code)

                                      N/A
         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.

REGULATION FD DISCLOSURE.

          In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that certain statements set forth in this Current Report on Form 8-K provide other than historical information and are forward looking. The actual achievement of any forecasted results, or the unfolding of future economic or business developments in a way anticipated or projected by the Company, involve numerous risks and uncertainties. Among those risks and uncertainties, many of which are beyond the control of the Company, are: fluctuations in oil and gas prices; level of fleet additions by competitors; changes in levels of capital spending in domestic and international markets by customers in the energy industry for exploration, development and production; unsettled political conditions, civil unrest and governmental actions, especially in higher risk countries of operations; foreign currency fluctuations; and environmental and labor laws. Readers should consider all of these risk factors as well as other information contained in this report.

     On September 25 2001, the Company issued the following press release:

FOR IMMEDIATE RELEASE

TIDEWATER TO EXPAND CREWBOAT DIVISION

NEW ORLEANS, SEPTEMBER 25, 2001 - Tidewater (NYSE: TDW) announced today that it has committed up to $100 million to a program that will bring 21 crew and fast crew/supply vessels into its fleet by the year 2003. This fleet expansion will come from a combination of acquiring 12 existing vessels and building nine new vessels. Seventeen of the boats are to be large traditional crewboats, with the balance of the program committed to the construction of four new state-of-the-art, Tidewater-designed "Fast Supply" hybrids that blend the speed of a crewboat with the capabilities of a supply vessel. Six of the vessels costing $31 million have been previously disclosed.

Currently, Tidewater's crewboat division, the division that has generated the Company's highest rates of return over the last 10 years, has 18 crewboats deployed in the Gulf of Mexico with another six deployed off the United States West Coast. Most of the vessels delivered under this program will work in domestic waters; however, several will be deployed for work in international areas.

The keystone of the crewboat expansion program is centered on the signing of a definitive agreement with Crewboats, Inc., a privately-held, leading independent provider of crewboat services in the Gulf of Mexico, for the purchase of all 10 of its vessels larger than 135 feet in length. Additionally, Tidewater will assume new-build contracts from Crewboats, Inc. calling for the delivery of four 162-foot vessels to be delivered in May and August of 2002 and May and September of 2003. Closing is scheduled for September 28, 2001.
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The balance of the expansion program is comprised of four Tidewater-designed
175-foot "Fast Supply" hybrids that will be built by C&G Shipyard of Mobile, Alabama. They are to be delivered beginning in October 2002 with final delivery in October 2003. Two additional existing 155-foot vessels have been purchased recently and added to the working fleet. A final 135-foot vessel is under construction at Breaux Bros. Shipyards and is scheduled for delivery in January 2002.

"This program will quickly take Tidewater to the forefront of being a meaningful provider of crewboat services," commented Chairman, President and Chief Executive Officer William C. O'Malley. "Just as our ongoing deepwater vessel expansion program has allowed us to address a growing customer need, this expansion will likewise do the same for us in our crewboat division. We expect to fully fund this expansion program with internally generated cash flow, utilizing our existing credit facility only on a short-term basis as needed." O'Malley continued, "While we remain fully committed to all facets of the new-build and expansion program we announced and initiated in early 2000, which was further enhanced by today's announcement, we believe it is prudent to defer any additional capital investments beyond this program at this time."

Tidewater will conduct a conference call to discuss this expansion program with analysts, investors and other interested parties at 1:30 p.m. CDST on September 26, 2001. Those interested in participating in that conference call should call 1-800-553-0327 (1-612-332-0342 if outside the U.S.) just prior to the scheduled start and ask for the `Tidewater conference.' A replay of the conference call will be available beginning at 5:00 p.m. CDST on September 26, 2001, and will continue until 11:59 p.m. CDST on September 27, 2001. To hear the replay, call 1-800-475-6701 (1-320-365-3844 if outside the U.S.). The access code is 605123.

Tidewater Inc. owns and operates nearly 570 vessels, the world's largest fleet of vessels serving the global offshore energy industry.

Contact:  Keith Lousteau 504-568-1010
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                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              TIDEWATER INC.


                              By:   s/Cliffe F. Laborde
                                  --------------------------
                                    Cliffe F. Laborde
                                    Executive Vice President, General Counsel
                                    and Secretary


Date:  September 25, 2001